REVOLVING LINE OF CREDIT NOTE


Albany, New York
18 October      , 1995                                             $2,500,000.00


         FOR VALUE RECEIVED, the undersigned, ENVIRONMENT-ONE CORPORATION (the "Borrower") promises to pay to the order of FLEET BANK, a bank organized and existing under the laws of the State of New York (herin called the "Bank"), at the office of the Bank, 69 State Street, Albany, New York, 12201, or at any such other place as may be designated from time to time by the Bank the sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00), or such lesser sum as may be disbursed by the Bank to the Borrower pursuant to the terms of the Secured Revolving Line of Credit Agreement (as hereinafter defined), lawful money of the United States of America, plus interest on the unpaid principal balance computed from the date hereof, at the per annum rates set forth below, based on a year of 360 days but chargeable on actual days.

         As used herein, the following terms shall have the following meanings:

Advance - Any disbursement of proceeds under this Note made by the Bank to or for the benefit of the Borrower.

Event of Default - Any of those events defined as an Events of Default under this Note, the Secured Revolving Line of Credit Agreement, or any other instruments or documents executed in connection herewith.

Fleet Bank Prime Rate - That rate announced from time to time by the Bank as a reference point for determining interest rates charged on certain loans and is not necessarily the lowest rate at which the Bank lends. Any change in this interest rate shall be effective on the day the change in such rate occurs, whether or not notice has been given to the Borrower.

Floating Rate - The Fleet Bank Prime Rate, as such rate changes from time to time, plus one percent (1.00%). Upon receipt by the Bank of the Borrower's internally prepared financial statements for the period ending September 30, 1995, which financial statements must evidence Borrower's compliance with all financial covenants set forth in the Secured Revolving Line of Credit Agreement, the interest rate chargeable hereunder shall decrease to three quarters of one percent (.75%) above the Fleet Bank Prime Rate, as such rate changes from time to time. Upon receipt by the Bank of the Borrower's audited financial statements for the period ending December 31, 1995, which financial statements must evidence Borrower's compliance with all financial covenants set forth in the Secured Revolving Line of Credit Agreement, the interest rate chargeable hereunder shall decrease to one-half of one percent (.50%) above the Fleet Bank Prime Rate, as such rate changes from time to time.

Interest Period - The time period selected by the Borrower during which interest is to accrue on any Advance at the Libor Fixed Rate or the Floating Rate, as selected by the Borrower. An interest period during which interest is to accrue at the Libor Fixed Rate shall be for a term of thirty (30), sixty (60) or ninety
(90) days, as selected by the Borrower. In no event shall any Interest Period on any Advance extend beyond the Maturity Date.

Interest Rate Election - An election on the part of the Borrower to choose the Libor Fixed Rate or the Floating Rate to be charged on any Advance.

Interest Rate Election Notice/Request for Advance - A written notice, substantially in the form of Exhibit A attached to this Note, given by the Borrower to the Bank in which the Borrower requests and Advance and indicates an Interest Rate Election and an Interest Period for said Advance.

Libor Rate - A rate per annum (rounded to the nearest one-hundredth of one percent) equal to the rate as determined on the basis of the offered rates for deposits in United States dollars for a period of time closest to the maturity of the Interest Period chosen by the Borrower which appears on the Reuter's LIBO page as of 11:00 a.m. London time as of the first day of any Interest Period during which interest is to accrue at the Libor Fixed Rate. If such rate does not appear on the Reuter's LIBO page, the rate for that date will be determined on the basis of the offered rates for deposits in United States dollars closest to the maturity of the Interest Period chosen by the Borrower which are offered by four major banks in the London Interbank Market at approximately 11:00 a.m. London time as of the first day of the Interest Period in question. The principal London office of each of the four major London banks will be requested to provide a quotation of its United States dollar deposit offered rate. If at lease two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in United States dollars to leading European banks for a period of time closest to the maturity of the Interest Period chosen by the Borrower offered by major banks in New York City at approximately 11:00 a.m. New York City time as of the first day of the Interest Period in question. In the event the Bank is unable to obtain any such quotation as provided above, it will be deemed that a Libor Rate cannot be determined. In the event the Board of Governors of the Federal Reserve System shall impose a reserve percentage with respect to Libor deposits of the Bank, then for any period during which such reserve percentage shall apply, the Libor Rate shall be equal to the amount determined above divided by an amount equal to one (1) minus such reserve percentage.

Libor Fixed Rate - A per annum rate fixed at the Libor Rate, plus three percent (3.00%). Upon receipt by the Bank of the Borrower's internally prepared financial statements for the period ending September 30, 1995, which financial statements must evidence Borrower's compliance with all financial covenants set forth in the Secured Revolving Line of Credit Agreement, the interest rate chargeable hereunder shall decrease to two and three-quarters of one percent (2.75%) above the Libor Rate. Upon receipt by the Bank of the Borrower's audited financial statements for the period ending December 31, 1995, which financial statements must evidence Borrower's compliance with all financial covenants set forth in the Secured Revolving Line of Credit Agreement, the interest rate chargeable hereunder shall decrease to two and one-half of one percent (2.50%) above the Libor Rate.

Maturity Date - April 30, 1996.

Secured Revolving Line of Credit Agreement - The Secured Revolving Line of Credit Agreement executed by the Borrower and the Bank on October 2, 1992, as modified by the parties pursuant to the terms of a Note and Line of Credit Agreement Modification Agreement by and between the Borrower and the Bank dated the 23rd day of March, 1994 and a Letter Agreement dated May 10, 1994 (collectively the "Modification Agreement"); and as further modified by the parties pursuant to the terms of a Note and Line of Credit Agreement Modification Agreement No. 2 by and between the Borrower and the Bank dated the 20th day of March, 1995 (the "Modification Agreement No. 2"); and as further modified by the parties pursuant to the terms of a Note and Line of Credit Modification Agreement No. 3 by and between the Borrower and the Bank dated the 30th day of March, 1995 (the "Modification Agreement No. 3"); and as further modified by the parties pursuant to the terms of a Note and Line of Credit Agreement Modification Agreement No. 4 by and between the Borrower and the Bank dated of even date herewith.

         The bank shall make Advances to the Borrower as the Borrower my from time to time request; provided, however, such Advances shall not exceed in the aggregate at any one time the maximum principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00). Interest on each Advance shall accrue at the Libor Fixed Rate or the Floating Rate, as selected from time to time by the Borrower. Upon requesting an Advance, the Borrower shall deliver to the Bank a Request for Advance specifying the amount of the Advance, an Interest Rate Election and an Interest Period for the Advance. Each Request for Advance shall be irrevocable upon its receipt by the Bank and shall be effective the day of such receipt if such day is a business day and if not, the next succeeding business day. If an Advance is still outstanding at the end of a selected Interest Period, the Borrower shall deliver to the Bank an Interest Rate Election Notice specifying the next successive Interest Period and the Interest Rate Election to apply to the Advance during such Interest Period. No Request for Advance shall be honored if an Event of Default has occurred.

         The Bank is hereby authorized to record on its internal records the amount and date of each Advance and the amount and date of any repayment. Absent manifest error, the information so recorded by the Bank shall be prima facie evidence of the existence and amounts of the Borrower's obligations recorded therein. As the Borrower makes repayments of principal, it shall be permitted to reborrow, up to the maximum amount available hereunder. No Request for Advance shall be honored after the Maturity Date.

         In the event the Borrower fails to deliver an Interest Rate Election Notice at the times set forth above, interest shall accrue at the Floating Rate until the Borrower again makes an Interest Rate Election. Once chosen, the Interest Rate Election shall remain in effect until expiration of the selected Interest Period.

         If an Event of Default has occurred and is continuing, the Borrower shall not be permitted to make any Interest Rate Election unless and until the Event of Default is cured, and interest shall accrue at the Floating Rate after the expiration of any Interest Period in effect at the time of the occurrence of the Event of Default.

         Each Interest Rate Election shall become effective on the first day of the corresponding Interest Period, and shall remain in effect for the duration of the Interest Period.

         Interest and principal shall be paid as follows:

                  (a) Interest on the outstanding principal amount of each Advance shall accrue from the date the Advance is made and shall be payable monthly commencing October 1, 1995, and on the same day of each successive month during the term hereof;

                  (b) The entire outstanding principal balance, plus accrued interest, shall be paid in any event on the Maturity Date.

                  All payments made hereunder shall be applied first to the payment of late charges, if any, then to costs and expenses of the Bank, if any, then to accrued interest to the date of payment and then to principal.

         In the event the Borrower makes a prepayment of all or any portion of the principal of any Advance, a yield maintenance fee will be assessed as follows:

                  (a) If the prepayment is made while interest is accruing at the Floating Rate on the portion being prepaid, there shall be no yield maintenance fee;

                  (b) If the prepayment is made at the expiration of an Interest Period for the portion being prepaid, there shall be no yield maintenance fee;

                  (c) If the prepayment is made during any Interest Period in which the Libor Fixed Rate is being charged, such prepayment shall be subject to the Bank's determination, in its sole discretion, that current market conditions can accommodate the prepayment request. If the Bank so determines that the prepayment can be made, the Borrower shall pay to the Bank a yield maintenance fee in an amount computed as follows: The latest published rate preceding the date of prepayment for United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release with a maturity date closest to the last day of the applicable Interest Period shall be subtracted from the Libor Fixed Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount being prepaid. The resulting amount will be divided by 360 and multiplied by the number of days remaining in the applicable Interest Period. Said amount shall be reduced to present value calculated by using the number of days remaining in the applicable Interest Period and using the above referenced United States Treasury or Bill rate and the number of days remaining in said Interest Period as of the date of prepayment. The resulting amount shall be the yield maintenance fee due to the Bank upon the prepayment.

                  If by reason of an Event of Default the Bank elects to declare this Note to be immediately due and payable, then any yield maintenance fee with respect to this Note shall become due and payable in the same manner as though the Borrower has exercised such right of prepayment.


         The Borrower acknowledges that this Note is secured, in part, and is subject to the provisions of the Secured Revolving Line of Credit Agreement.

         In the event that any payment shall become overdue for a period in excess of ten (10) days, a "Late Charge" of five cents ($0.05) for each dollar ($1.00) so overdue will be charged by the Bank for the purpose of defraying the expense incident to handling such delinquent payment.

         Upon the occurrence of one or more events of default as provided below, the entire disbursed and unpaid principal, and the interest on this Note shall, upon written demand of the Bank, become immediately due and payable without presentment or protest or other notice or demand, all of which are expressly waived by the Borrower. Any one or more of the following shall constitute an event of default ("Event of Default"):

                  (a) Upon the failure of the Borrower to pay any part of the interest or principal on this Note when due and payable and continuance of such failure for ten (10) days;

                  (b) Any event of default pursuant to the terms and conditions of the Secured Revolving Line of Credit Agreement after the expiration of any grace periods, if applicable;

                  (c) Any event of default pursuant to the terms and conditions of any other loan by the Bank to the Borrower after notice and the expiration of any grace period, if applicable.

         The powers and remedies given hereby and by the Loan Agreement shall not be exclusive of any other powers and remedies available to the Bank. No course of dealings between the Borrower and the Bank and no delay on the part of the Bank in exercising any rights with respect to any Event of Default shall operate as a waiver of any rights of the Bank. Failure on the part of the Bank to exercise any rights with respect to any Event of Default shall not operate as a waiver of any rights with respect to any other Event of Default. The Borrower agrees to pay all costs and expenses incurred by the Bank in enforcing this Note, including, without limitation, reasonable attorneys' fees and legal expenses.

         If any provisions of this Note or the application of it to any person or circumstance, shall be invalid or unenforceable, the remainder of this Note or the application of those provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected and every other provision of this Note shall be valid and fully enforceable.

         This Note may not be waived, changed, modified or discharged orally, but only by agreement in writing signed by the party against whom any enforcement of any waiver, change, modification or discharge is sought.

         This Note and all rights of the Bank hereunder, may be assigned by the Bank without notice to the Borrower, but this Note may not be assigned by the Borrower.

         The purchaser, assignee, transferee, or pledgee of this Note shall be entitled to all rights of the Bank hereunder as if said purchaser, assignee, transferee, or pledgee were originally named in this Note.

         IN WITNESS WHEREOF, the Borrower has duly executed this Note the day and year first above written.

                                              ENVIRONMENT-ONE CORPORATION

                                              BY: /s/ Angelo Dounoucos
                                                 -------------------------------
                                                  Angelo Dounoucos, President
                                                  and Chief Executive Officer


                                              By: /s/ Philip Welsh
                                                 -------------------------------
                                                  Philip Welsh,
                                                  Treasurer

STATE OF NEW YORK      )
                       ) ss.:
COUNTY OF Schenectady  )

         On this 18th day of October, 1995, before me personally appeared Angelo Dounoucos, to me known, who being by me duly sworn, did depose and say that he resides at 720 St. Davids Lane, Schenectady, New York 12309, that he is the President and Chief Executive Officer of ENVIRONMENT-ONE CORPORATION, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.

                                                              /s/ Carol J. Hicks
                                                              ------------------
                                                              Notary Public

                                                        CAROL J. HICKS
                                               Notary Public, State of New York
                                                         No. 5022470
                                               Qualified in Schenectady County
                                             Commission Expires January 10, 1996

STATE OF NEW YORK      )
                       ) ss.:
COUNTY OF Schenectady  )

         On this 18th day of October, 1995, before me personally appeared Philip Welsh, to me known, who being by me duly sworn, did depose and say that he resides at 13 Nottingham Way South, Clifton Park, New York 12065, that he is the Treasurer of ENVIRONMENT-ONE CORPORATION, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.

                                                              /s/ Carol J. Hicks
                                                              ------------------
                                                              Notary Public

                                                        CAROL J. HICKS
                                               Notary Public, State of New York
                                                         No. 5022470
                                               Qualified in Schenectady County
                                             Commission Expires January 10, 1996